Exhibit 4.1

Form of Broker’s Warrant

NEITHER THIS SECURITY NOR THE SECURITIES FOR WHICH THIS SECURITY IS EXERCISABLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THIS SECURITY AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

THE REGISTERED HOLDER OF THIS PURCHASE WARRANT BY ITS ACCEPTANCE HEREOF, AGREES THAT IT WILL NOT SELL, TRANSFER OR ASSIGN THIS PURCHASE WARRANT EXCEPT AS HEREIN PROVIDED AND THE REGISTERED HOLDER OF THIS PURCHASE WARRANT AGREES THAT IT WILL NOT SELL, TRANSFER, ASSIGN, PLEDGE OR HYPOTHECATE THIS PURCHASE WARRANT FOR A PERIOD OF ONE HUNDRED EIGHTY DAYS FOLLOWING THE PRICING DATE (DEFINED BELOW) TO ANYONE OTHER THAN (I) AN UNDERWRITER OR A SELECTED DEALER IN CONNECTION WITH THE OFFERING, OR (II) A BONA FIDE OFFICER OR PARTNER OF ANY SUCH UNDERWRITER OR SELECTED DEALER.

THIS PURCHASE WARRANT IS NOT EXERCISABLE PRIOR TO XXXXXXXX, 2026, AND IS VOID AFTER 5:00 P.M., EASTERN TIME, ON XXXXXXX, 2030.

COMMON STOCK PURCHASE WARRANT

For the Purchase of [●] Shares of Common Stock

of

The Elmet Group Co.

1. Purchase Warrant. THIS CERTIFIES THAT, in consideration of funds duly paid by or on behalf of Cantor Fitzgerald & Co. (“Holder”), as registered owner of this Purchase Warrant, to The Elmet Group Co., a Delaware corporation (the “Company”), Holder is entitled, at any time or from time to time from XXXXXXXX1, 2026 (the “Commencement Date”), and at or before 5:00 p.m., New York City time, XXXXXXX2, 2030 (the “Expiration Date”), but not thereafter, to subscribe for, purchase and receive, in whole or in part, up to [●]3 shares of common stock of the Company, par value $0.001 per share (the “Common Stock”), subject to adjustment as provided in Section 6 hereof. If the Expiration Date is a day on which banking institutions in the State of New York are authorized by law to close, then this Purchase Warrant may be exercised on the next succeeding day which is not such a day in accordance with the terms herein. During the period commencing on the Pricing Date and ending on the Expiration Date, the Company agrees not to take any action that would terminate this Purchase Warrant. This Purchase Warrant is initially exercisable at $[●] per share of Common Stock4; provided, however, that upon the occurrence of any of the events specified in Section 6 hereof, the rights granted by this Purchase Warrant, including the exercise price per share of Common Stock and the number of shares of Common Stock to be received upon such exercise, shall be adjusted as therein specified. The term “Exercise Price” shall mean the initial exercise price or the adjusted exercise price, depending on the context. The term “Pricing Date” shall mean XXXXXX, 2026, the date of pricing of the initial public offering of Common Stock by the Company (the “Offering”), pursuant to the Registration Statement on Form S-1 (File No. 333-XXXXX) of the Company. All references to amounts of money in this Purchase Warrant are to the lawful money of the United States.

[1]	NTD: 180 days from commencement of sales.
[2]	NTD: 4 years from closing date.
[3]	NTD: 1.5% of number of shares offered.
[4]	NTD: 125% of per share IPO price.

2. Exercise.

2.1. Exercise Form. In order to exercise this Purchase Warrant, the exercise form attached hereto as Schedule “A” (the “Notice of Exercise”) must be duly executed and completed and delivered to the Company, together with this Purchase Warrant and payment of the aggregate Exercise Price for the number of shares of Common Stock being purchased payable in cash by wire transfer of immediately available funds to an account designated by the Company or by certified check or official bank check unless the cashless exercise procedure specified in Section 2.2 below is specified in the applicable Notice of Exercise. If the subscription rights represented hereby shall not be exercised at or before 5:00 p.m., Eastern time, on the Expiration Date, this Purchase Warrant shall become and be void without further force or effect, and all rights represented hereby shall cease and expire. Each exercise hereof shall be irrevocable.

2.2. Cashless Exercise. In lieu of exercising this Purchase Warrant by payment by wire transfer or cashier’s check pursuant to Section 2.1 above, this Purchase Warrant may also be exercised, in whole or in part, at the Holder’s option, at such time by means of a “cashless exercise” in which the Holder shall be entitled to receive the number of shares of Common Stock equal to the quotient obtained by dividing [(A-B)*(X)] by (A), where:

(A)	=	as applicable: (i) the VWAP on the Trading Day immediately preceding the date of the applicable Notice of Exercise if such Notice of Exercise is (1) both executed and delivered pursuant to Section 2.1 hereof on a day that is not a Trading Day or (2) both executed and delivered pursuant to Section 2.1 hereof on a Trading Day prior to the opening of “regular trading hours” (as defined in Rule 600(b)(64) of Regulation NMS promulgated under the federal securities laws, “Regular Trading Hours”) on such Trading Day, (ii) at the option of the Holder, either (x) the VWAP on the Trading Day immediately preceding the date of the applicable Notice of Exercise, or (y) the Bid Price per share of Common Stock on the principal Trading Market as reported by Bloomberg L.P. as of the time of the Holder’s execution of the applicable Notice of Exercise if such Notice of Exercise is executed during “regular trading hours” on a Trading Day and is delivered within two hours thereafter (including until two hours after the close of Regular Trading Hours on a Trading Day) pursuant to Section 2.1 hereof, which Bid Price shall be shown on supporting documents provided by the Holder to the Company concurrently with, or as soon as practicable, after, the delivery of the Notice of Exercise, or (iii) the VWAP on the date of the applicable Notice of Exercise if the date of such Notice of Exercise is a Trading Day and such Notice of Exercise is both executed and delivered pursuant to Section 2.1 hereof after the close of Regular Trading Hours on such Trading Day;

(B)	=	the Exercise Price of this Purchase Warrant, as adjusted hereunder; and

(X)	=	the number of shares of Common Stock that would be issuable upon exercise of this Purchase Warrant in accordance with the terms of this Purchase Warrant if such exercise were by means of a cash exercise rather than a cashless exercise.

If shares of Common Stock are issued in such a “cashless exercise”, the parties acknowledge and agree that in accordance with Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”), the shares of Common Stock shall take on the securities law characteristics of the Purchase Warrants being exercised, and the holding period of the Purchase Warrants being exercised may be tacked on to the holding period of the shares of Common Stock. The Company agrees not to take any position contrary to this Section 2.2. For the avoidance of doubt, this Purchase Warrant may only be exercised by the Holder pursuant to a “cashless exercise” if, at the time of exercise hereof, a registration statement registering the issuance of the shares of Common Stock purchased hereunder under the Securities Act is not effective or available for the issuance of all of the Warrant Shares to the Holder or for the immediate resale of all of the Warrant Shares by the Holder.

“Bid Price” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the bid price per share of the Common Stock for the time in question (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:00 p.m. (New York City time)), (b) if the Common Stock is then quoted on the OTCQB or OTCQX but not listed on any Trading Market, the volume weighted average price per share of Common Stock for such date (or the nearest preceding date) on the OTCQB or OTCQX as applicable, (c) if the Common Stock is not then listed or quoted for trading on any Trading Market, the OTCQB or OTCQX and if prices for the Common Stock are then reported on the OTC Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of Common Stock so reported, or (d) in all other cases, the fair market value per share of the Common Stock as determined by an independent appraiser selected in good faith by the Holder and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

“Trading Day” means a day on which the Trading Market is open for trading.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, or the New York Stock Exchange (or any successors to any of the foregoing).

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price per share of Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:00 p.m. (New York City time)), (b) if the Common Stock is then quoted on the OTCQB or OTCQX but not listed on any Trading Market, the volume weighted average price per share of Common Stock for such date (or the nearest preceding date) on the OTCQB or OTCQX as applicable, (c) if the Common Stock is not then listed or quoted for trading on the OTCQB or OTCQX and if prices for the Common Stock are then reported on the OTC Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the daily volume weighted average price per share of the Common Stock for such date (or the nearest preceding date), or (d) in all other cases, the fair market value per share of the Common Stock as determined by an independent appraiser selected in good faith by the Holder and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

2.3. Mechanics of Exercise.

2.3.1. Delivery of Common Stock Upon Exercise. The Company shall cause the shares of Common Stock purchased hereunder to be transmitted by its transfer agent to the Holder by crediting the account of the Holder’s or its designee’s balance account with The Depository Trust Company through its Deposit or Withdrawal at Custodian system (“DWAC”) if the Company is then a participant in such system and either (A) there is an effective registration statement permitting the issuance of the shares of Common Stock to or resale of the shares of Common Stock by the Holder, or (B) the shares of Common Stock are eligible for resale by the Holder without volume or manner-of-sale limitations pursuant to Rule 144, and otherwise by issuance of such shares of Common Stock, registered in the Company’s share register in the name of the Holder or its designee, equal to the number of shares of Common Stock to which the Holder is entitled pursuant to such exercise to the address specified by the Holder in the Notice of Exercise, within one (1) Trading Day after the delivery to the Company of the Notice of Exercise (the “Exercise Date”) together with the applicable aggregate Exercise Price or if the Exercise Notice and payment of the Exercise Price are delivered after trading hours on the Principal Trading Market on the Exercise Date, then no later than two Trading Days after the Exercise Date (unless the cashless exercise procedure is specified in the applicable Notice of Exercise) (such date, the “Warrant Share Delivery Date”). If the shares of Common Stock can be delivered via DWAC, the transfer agent shall have received from the Company, at the expense of the Company, any legal opinions or other documentation required by it to deliver such Warrant Shares without legend (subject to timely receipt by the Company of reasonable back up documentation from the Holder, including with respect to affiliate status) and, if applicable and requested by the Company prior to the Warrant Share Delivery Date, the transfer agent shall have received from the Holder a confirmation of sale of the shares of Common Stock (provided the requirement of the Holder to provide a confirmation as to the sale of Common Stock shall not be applicable to the issuance of unlegended shares of Common Stock upon a cashless exercise of this Purchase Warrant if the shares of Common Stock are then eligible for resale pursuant to Rule 144(b)(l)). The shares of Common Stock shall be deemed to have been issued, and Holder or any other person so designated to be named therein shall be deemed to have become a holder of record of such shares for all purposes, as of the date the Notice of Exercise is delivered to the Company, concurrently with payment to the Company of the aggregate Exercise Price (or by cashless exercise, if permitted) and all taxes required to be paid by the Holder, if any, pursuant to Section 2.3.6 prior to the issuance of such shares, having been paid. If the Company fails for any reason to deliver to the Holder the shares of Common Stock subject to a Notice of Exercise by the second Trading Day following the Warrant Share Delivery Date, the Company shall pay to the Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of shares of Common Stock subject to such exercise (based on the VWAP per share of the Common Stock on the date of the applicable Notice of Exercise), $10 per Trading Day (increasing to $20 per Trading Day on the fifth Trading Day after such liquidated damages begin to accrue) for each Trading Day after the second Trading Day following such Warrant Share Delivery Date until such shares of Common Stock are delivered or Holder rescinds such exercise.

 2.3.2. Delivery of New Warrants Upon Exercise. If this Purchase Warrant shall have been exercised in part, the Company shall, at the request of the Holder and upon surrender of this Purchase Warrant certificate, at the time of delivery of the shares of Common Stock, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unpurchased shares of Common Stock called for by this Purchase Warrant, which new Warrant shall in all other respects be identical with this Purchase Warrant.

2.3.3. Rescission Rights. If the Company fails to cause its transfer agent to deliver to the Holder the shares of Common Stock pursuant to Section 2.3.1 by the Warrant Share Delivery Date, then the Holder will have the right to rescind such exercise; provided, however, that the Holder shall be required to return any shares of Common Stock subject to any such rescinded exercise notice concurrently with the return to Holder of the aggregate Exercise Price paid to the Company for such shares of Common Stock and the restoration of Holder’s right to acquire such shares of Common Stock pursuant to this Purchase Warrant (including, issuance of a replacement warrant certificate evidencing such restored right).

2.3.4. Compensation for Buy-In on Failure to Timely Deliver Common Stock Upon Exercise. In addition to any other rights available to the Holder, if the Company fails to cause its transfer agent to transmit to the Holder the shares of Common Stock in accordance with the provisions of Section 2.3.1 hereof pursuant to an exercise on or before the Warrant Share Delivery Date (other than any failure that is solely due to any action or inaction by the Holder with respect to such exercise), and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise) or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by the Holder of the shares of Common Stock which the Holder anticipated receiving upon such exercise (a “Buy-In”), then the Company shall (A) pay in cash to the Holder the amount, if any, by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (1) the number of shares of Common Stock that the Company was required to deliver to the Holder in connection with the exercise at issue, by (2) the price at which the sell order giving rise to such purchase obligation was executed, and (B) at the option of the Holder, either reinstate the portion of the Purchase Warrant and equivalent number of shares of Common Stock for which such exercise was not honored (in which case such exercise shall be deemed rescinded) or deliver to the Holder the number of shares of Common Stock that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder. For example, if the Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted exercise of shares of Common Stock with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (A) of the immediately preceding sentence the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss. Nothing herein shall limit the Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver shares of Common Stock upon exercise of the Purchase Warrant as required pursuant to the terms hereof.

2.3.5. No Fractional Shares of Common Stock or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Purchase Warrant. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such exercise, the Company shall, at its election, either (a) pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Exercise Price or (b) round up to the next whole share if such fraction is greater than or equal to one-half or round down to the next whole share if such fraction is less than one-half.

2.3.6. Charges, Taxes and Expenses. Issuance of Common Stock shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such shares of Common Stock, all of which issue or transfer taxes and expenses shall be paid by the Company, and such shares of Common Stock shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that in the event that shares of Common Stock are to be issued in a name other than the name of the Holder, this Purchase Warrant when surrendered for exercise shall be accompanied by the Assignment Form attached hereto as Schedule “B” duly executed by the Holder and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto. The Company shall pay all transfer agent fees required for same-day processing of any Notice of Exercise and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the shares of Common Stock.

2.3.7. Closing of Books. The Company will not close its stockholder books or records in any manner which prevents the timely exercise of this Purchase Warrant, pursuant to the terms hereof.

2.3.8. Signature. This Section 2 and the exercise form attached hereto set forth the totality of the procedures required of the Holder in order to exercise this Purchase Warrant. Without limiting the preceding sentences, no ink-original exercise form shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of the exercise form be required in order to exercise this Purchase Warrant, subject to the requirements of the Company’s transfer agent. The Company shall honor exercises of this Purchase Warrant and shall deliver the shares of Common Stock underlying this Purchase Warrant in accordance with the terms, conditions and time periods set forth herein.

2.4. Holder’s Exercise Limitations. The Company shall not effect any exercise of this Purchase Warrant, and the Holder shall not have the right to exercise any portion of this Purchase Warrant, pursuant to Section 2 or otherwise, to the extent that after giving effect to such issuance after exercise as set forth on the applicable Notice of Exercise, the Holder (together with the Holder’s Affiliates (as defined below), and any other Persons (as defined below) acting as a group together with the Holder or any of the Holder’s affiliates), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its Affiliates shall include the number of shares of Common Stock issuable upon exercise of this Purchase Warrant with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) exercise of the remaining, nonexercised portion of this Purchase Warrant beneficially owned by the Holder or any of its Affiliates and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any other Common Stock Equivalents (as defined below)) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its Affiliates. Except as set forth in the preceding sentence, for purposes of this Section 2.4, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that the Company is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 2.4 applies, the determination of whether this Purchase Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates) and of which portion of this Purchase Warrant is exercisable shall be in the sole discretion of the Holder, and the submission of a Notice of Exercise shall be deemed to be the Holder’s determination of whether this Purchase Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates) and of which portion of this Purchase Warrant is exercisable, in each case subject to the Beneficial Ownership Limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 2.4, in determining the number of shares of outstanding Common Stock, the Holder may rely on the number of shares of outstanding Common Stock as reflected in (A) the Company’s most recent periodic or annual report filed with the Securities and Exchange Commission (the “Commission”), as the case may be, (B) a more recent public announcement by the Company, or (C) a more recent written notice by the Company or the Company’s transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of the Holder, the Company shall within two Trading Days (as defined herein) confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Purchase Warrant, by the Holder or its Affiliates since the date as of which such number of shares of outstanding Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of the shares of Common Stock issuable upon exercise of this Purchase Warrant. The Holder, upon notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 2.4, provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon exercise of this Purchase Warrant held by the Holder and the provisions of this Section 2.4 shall continue to apply. Any increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Company. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 2.4 to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Purchase Warrant.

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act.

“Common Stock Equivalents” means any securities of the Company that would entitle the holder thereof to acquire shares of Common Stock.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

2.5. Legend. Each security purchased under this Purchase Warrant shall bear a legend as follows unless such securities have been registered under the Securities Act:

“NEITHER THIS SECURITY NOR THE SECURITIES FOR WHICH THIS SECURITY IS EXERCISABLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THIS SECURITY AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.”

3. Transfer.

3.1. General Restrictions. The registered Holder of this Purchase Warrant agrees by his, her or its acceptance hereof, that such Holder will not, for a period of 180 days following the Pricing Date: (a) sell, transfer, assign, pledge or hypothecate this Purchase Warrant or any of the securities issuable hereunder to anyone other than: (i) an underwriter or a selected dealer participating in the Offering, or (ii) a bona fide officer or partner of any such underwriter or selected dealer, in each case in accordance with FINRA Rule 5110(e)(2)(B)(i), or (b) cause this Purchase Warrant or the securities issuable hereunder to be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of this Purchase Warrant or the securities hereunder, except as provided for in FINRA Rule 5110(e)(2). On and after 180 days after the Pricing Date, transfers to others may be made subject to compliance with or exemptions from applicable securities laws. In order to make any permitted assignment, the Holder must deliver to the Company the assignment form attached hereto duly executed and completed, together with the Purchase Warrant and payment of all transfer taxes, if any, payable in connection therewith. The Company shall within five (5) business days transfer this Purchase Warrant on the books of the Company and shall execute and deliver a new Purchase Warrant or Purchase Warrants of like tenor to the appropriate assignee(s) expressly evidencing the right to purchase the aggregate number of shares of Common Stock purchasable hereunder or such portion of such number as shall be contemplated by any such assignment.

3.2. Restrictions Imposed by the Securities Act. The securities evidenced by this Purchase Warrant shall not be transferred unless and until: (i) the Company has received an opinion of counsel that the securities may be transferred pursuant to an exemption from registration under the Securities Act and applicable state securities laws, the availability of which is established to the reasonable satisfaction of the Company, or (ii) a registration statement or a post-effective amendment to the Registration Statement relating to the offer and sale of such securities has been filed by the Company and declared effective by the Commission and compliance with applicable state securities law has been established.

4. Registration Rights.

4.1. Demand Registration.

4.1.1. Definition. This Purchase Warrant is being issued pursuant to the terms of the Engagement Letter dated October 23, 2025 by and between the Company and the Representative (as defined in the Underwriting Agreement, dated XXXXXX, 2026, by and among the Company and the underwriters named therein (the “Underwriting Agreement”)). The Representative, as the initial Holder of this Purchase Warrant, will receive warrants exercisable for the number of shares of Common Stock equal to 1.5% of the total number of shares of Common Stock (the “Broker’s Warrants” and the shares underlying such Broker’s Warrants, the “Underlying Shares”) sold and issued pursuant to the Underwriting Agreement. For purposes of this Section 4 only, the term “Holders” shall not refer to the Holder of this particular Purchase Warrant but will refer instead to the Holders of the Broker’s Warrants, collectively.

4.1.2. Grant of Right. The Company, upon written demand (a “Demand Notice”) of the Holders whose Broker’s Warrants can be exercisable for at least 51% of the Underlying Shares, agrees to register, on one occasion, all or any portion of the shares of Common Stock underlying the Broker’s Warrants (collectively, the “Registrable Securities”). On such occasion, the Company will file a registration statement with the Commission covering the Registrable Securities within sixty (60) days after receipt of a Demand Notice and use its reasonable best efforts to have the registration statement declared effective promptly thereafter, subject to compliance with review by the Commission; provided, however, that the Company shall not be required to comply with a Demand Notice if the Company has filed a registration statement with respect to which the Holders is entitled to piggyback registration rights pursuant to Section 4.2 hereof and either: (i) a Holder has elected to participate in the offering covered by such registration statement, or (ii) if such registration statement relates to an underwritten primary offering of securities of the Company, until the offering covered by such registration statement has been withdrawn or until 30 days after such offering is consummated, subject to any contractual standstill provisions contained in the associated underwriting agreement in connection with the respective underwritten primary offering. In the event that a Demand Notice is provided and the Company fails to comply with such Demand Notice pursuant to clause (i) or (ii) above, such Demand Notice will not be considered the one (1) occasion under this Section 4.1.2. The Company covenants and agrees to give written notice of its receipt of any Demand Notice by any Holders to all other registered Holders of the Broker’s Warrants and/or the Registrable Securities within ten (10) days after the date of the receipt of any such Demand Notice.

4.1.3. Terms. The Company shall bear all fees and expenses attendant to the registration of the Registrable Securities pursuant to Section 4.1.2, but the Holders shall pay any and all underwriting commissions and the expenses of any legal counsel selected by the Holders to represent them in connection with the sale of the Registrable Securities. The Company agrees to use its reasonable best efforts to cause the filing required herein to become effective promptly and to qualify or register the Registrable Securities in such states as are reasonably requested by the Holders; provided, however, that in no event shall the Company be required to register the Registrable Securities in a State in which such registration would cause: the Company to be obligated to register or license to do business in such State or submit to general service of process in such State. The Company shall cause any registration statement filed pursuant to the demand right granted under Section 4.1.2 hereof to remain effective for a period of at least 12 consecutive months after the date that the Holders of the Registrable Securities covered by such registration statement are first given the opportunity to sell all of such securities. The Holders shall only use the prospectuses provided by the Company to sell the shares covered by such registration statement, and will immediately cease to use any prospectus furnished by the Company if the Company advises the Holders that such prospectus may no longer be used due to a material misstatement or omission. Notwithstanding the provisions of this Section 4, the Holders shall be entitled to a demand registration under this Section 4 on only one occasion and such demand registration right shall terminate on the five-year anniversary of the Pricing Date in accordance with FINRA Rule 5110(g)(8)(B)-(C).

4.2. “Piggy-Back” Registration.

4.2.1. Grant of Right. In addition to the demand right of registration described in Section 4.1 hereof, the Holder shall have the right, for a period of no more than five years from the Pricing Date in accordance with FINRA Rule 5110(g)(8)(D), to include the Registrable Securities as part of any other registration of securities filed by the Company (other than in connection with a transaction contemplated by Rule 145(a) promulgated under the Securities Act or pursuant to Form S-8 or Form S-4 or any equivalent form); provided, however, that, if, solely in connection with any primary underwritten public offering for the account of the Company, the managing underwriter(s) thereof shall, in its reasonable discretion, impose a limitation on the number of shares of Common Stock which may be included in such Registration Statement because, in such underwriter(s)’ judgment, marketing or other factors dictate such limitation is necessary to facilitate public distribution, then the Company shall be obligated to include in such Registration Statement only such limited portion of the Registrable Securities with respect to which the Holder requested inclusion hereunder as the underwriter shall reasonably permit. Any exclusion of Registrable Securities shall be made pro rata among the Holders seeking to include Registrable Securities in proportion to the number of Registrable Securities sought to be included by such Holders; provided, however, that the Company shall not exclude any Registrable Securities unless the Company has first excluded all outstanding securities, the holders of which are not entitled to inclusion of such securities in such Registration Statement or are not entitled to pro rata inclusion with the Registrable Securities.

4.2.2. Terms. The Company shall bear all fees and expenses attendant to registering the Registrable Securities pursuant to Section 4.2.1 hereof, but the Holders shall pay any and all underwriting commissions and the expenses of any legal counsel selected by the Holders to represent them in connection with the sale of the Registrable Securities. In the event of such a proposed registration, the Company shall furnish the then Holders of outstanding Registrable Securities with not less than thirty (30) days’ written notice prior to the proposed date of filing of such registration statement. Such notice to the Holders shall continue to be given for each registration statement filed by the Company until such time as all of the Registrable Securities have been registered for issuance to the Holders or resale by the Holders. The Holders of the Registrable Securities shall exercise the “piggy-back” rights provided for herein by giving written notice within ten (10) days of the receipt of the Company’s notice of its intention to file a registration statement. Except as otherwise provided in this Purchase Warrant, there shall be no limit on the number of times the Holder may request registration under this Section 4.2.2; provided, however, that such registration rights shall terminate on the five-year anniversary of the Pricing Date.

4.3. General Terms.

4.3.1. Indemnification. The Company shall indemnify the Holders of the Registrable Securities to be sold pursuant to any registration statement hereunder and each person, if any, who controls such Holders within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act, against all loss, claim, damage, expense or liability (including all reasonable attorneys’ fees and other expenses reasonably incurred in investigating, preparing or defending against any claim whatsoever) to which any of them may become subject under the Securities Act, the Exchange Act or otherwise, arising from such registration statement but only to the same extent and with the same effect as the provisions pursuant to which the Company has agreed to indemnify the Underwriters contained in Section 9(a) of the Underwriting Agreement. The Holders of the Registrable Securities to be sold pursuant to such registration statement, and their successors and assigns, shall severally, and not jointly, indemnify the Company, its directors and officers, and each person who controls the Company within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act, against all loss, claim, damage, expense or liability (including all reasonable attorneys’ fees and other expenses reasonably incurred in investigating, preparing or defending against any claim whatsoever) to which they may become subject under the Securities Act, the Exchange Act or otherwise, arising from information furnished by or on behalf of such Holders, or their successors or assigns, in writing, for specific inclusion in such registration statement to the same extent and with the same effect as the provisions contained in Section 9(b) of the Underwriting Agreement pursuant to which the Underwriters have agreed to indemnify the Company.

4.3.2. Exercise of Purchase Warrants. Nothing contained in this Purchase Warrant shall be construed as requiring the Holders to exercise their Purchase Warrants prior to or after the initial filing of any registration statement or the effectiveness thereof.

4.3.3. Documents Delivered to Underwriters. To the extent a registration of some or all of the Registrable Securities is made under Section 4.1.2 and such registered offering is an underwritten public offering, the Company shall use commercially reasonable efforts to facilitate such underwritten public offering of such Registrable Securities, including but not limited to furnishing to the underwriters of any such offering a signed counterpart, addressed to the managing underwriters, of: (i) an opinion of counsel to the Company, dated the date of the closing of such underwritten public offering, and (ii) a “cold comfort” letter dated the date of the pricing of such underwritten public offering and a letter dated the date of the closing of such underwritten public offering signed by the independent registered public accounting firm which has issued a report on the Company’s financial statements included in such registration statement, in each case covering substantially the same matters with respect to such registration statement (and the prospectus included therein) and, in the case of such accountants’ letter, with respect to events subsequent to the date of such financial statements, as are customarily covered in opinions of issuer’s counsel and in accountants’ letters delivered to underwriters in underwritten public offerings of securities. The Holders whose Registrable Securities are subject to the underwritten public offering shall agree to reimburse the Company for the reasonable costs incurred by the Company, not to exceed $25,000, to deliver such opinion of counsel and comfort letters, to the extent that such costs are incurred due to the underwritten nature of the registered offering. All other costs and expenses related to the registration of such Registrable Securities shall be borne by the parties as set forth in Section 4.1.3 hereof. The Company shall also deliver promptly to the managing underwriter, if any, copies of all correspondence between the Commission and the Company, its counsel or auditors and all memoranda or summaries relating to discussions with the Commission or its staff with respect to the registration statement and permit such underwriters to do such investigation, upon reasonable advance notice, with respect to information contained in or omitted from the registration statement as it deems reasonably necessary to comply with applicable securities laws or rules of FINRA. Such investigation shall include access to books, records and properties and opportunities to discuss the business of the Company with its officers and independent auditors, all to such reasonable extent and at such reasonable times as any such managing underwriter shall reasonably request.

4.3.4. Underwriting Agreement. To the extent a registration of some or all of the Registrable Securities is made under Section 4.1.2 and such registered offering is an underwritten public offering, the Company shall enter into an underwriting agreement with the managing underwriter(s), if any, selected by any Holders whose Registrable Securities are being registered pursuant to such Section 4.1.2, which managing underwriter shall be reasonably satisfactory to the Company. Such agreement shall be reasonably satisfactory in form and substance to the Company, each Holder, and such managing underwriters, and shall contain such representations, warranties and covenants by the Company and such other terms as are customarily contained in agreements of that type used by the managing underwriter. The Holders shall be parties to any underwriting agreement relating to an underwritten sale of their Registrable Securities. Such Holders shall not be required to make any representations or warranties to or agreements with the Company or the underwriters except as they may relate to such Holders, their shares of Common Stock, and their intended methods of distribution.

4.3.5. Documents to be Delivered by Holders. Each of the Holders participating in any of the foregoing offerings shall furnish to the Company a completed and executed questionnaire provided by the Company requesting information customarily sought of selling security holders.

4.3.6. Damages. Should the registration or the effectiveness thereof required by Sections 4.1 and 4.2 hereof be delayed by the Company or the Company otherwise fails to comply with such provisions, the Holders shall, in addition to any other legal or other relief available to the Holders, be entitled to obtain specific performance or other equitable (including injunctive) relief against the threatened breach of such provisions or the continuation of any such breach, without the necessity of proving actual damages and without the necessity of posting bond or other security.

4.4. Termination of Registration Rights. The registration rights afforded to the Holders under this Section 4 shall terminate on the earliest of (a) the five-year anniversary of the Pricing Date for demand registration rights and the five-year anniversary of the Pricing Date for piggyback registration rights, and (b) the date when all Registrable Securities of such Holder either: (i) have been publicly sold by such Holder pursuant to a registration statement, (ii) have been covered by an effective registration statement on Form S-1 or Form S-3 (or successor forms thereto), which must be kept effective for a period of three years from its effective date, or (iii) may be sold by the Holder within a 90-day period without registration pursuant to Rule 144 or consistent with applicable SEC interpretive guidance (including Commission Staff interpretation no. 201.04 updated April 2, 2007 as part of “Rule 144 – Persons Deemed Not to be Engaged in a Distribution and Therefore Not Underwriters,” which was restated as Commission Staff CD&I No. 528.04 under Securities Act Rules, or similar interpretive guidance).

5. New Purchase Warrants to be Issued.

5.1. Partial Exercise or Transfer. Subject to the restrictions in Section 3 hereof, this Purchase Warrant may be exercised or assigned in whole or in part. In the event of the exercise or assignment hereof in part only, upon surrender of this Purchase Warrant for cancellation, together with the duly executed exercise or assignment form and funds sufficient to pay any Exercise Price and/or transfer tax if exercised pursuant to Section 2.1 hereof, the Company shall cause to be delivered to the Holder without charge a new Purchase Warrant of like tenor to this Purchase Warrant in the name of the Holder evidencing the right of the Holder to purchase the number of shares of Common Stock purchasable hereunder as to which this Purchase Warrant has not been exercised or assigned.

5.2. Lost Purchase Warrant. Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction, or mutilation of this Purchase Warrant and of reasonably satisfactory indemnification or the posting of a bond (and upon surrender and cancellation of such Purchase Warrant, if mutilated), the Company shall execute and deliver a new Purchase Warrant of like tenor and date. Any such new Purchase Warrant executed and delivered as a result of such loss, theft, mutilation, or destruction shall constitute a substitute contractual obligation on the part of the Company.

6. Adjustments.

6.1. Adjustments to Exercise Price and Number of Securities. The Exercise Price and the number of shares of Common Stock underlying the Purchase Warrant shall be subject to adjustment from time to time as hereinafter set forth:

6.1.1. Stock Dividends and Splits. If the Company, at any time while this Purchase Warrant is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions on the Common Stock or any other equity or equity equivalent securities payable in Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company upon (A) exercise of this Purchase Warrant, or (B) exercise, conversion or exchange of options, warrants, preferred stock, convertible notes, other convertible securities or other Common Stock Equivalents), (ii) subdivides the outstanding shares of Common Stock into a larger number of shares of Common Stock, (iii) combines (including by way of reverse stock split) the outstanding shares of Common Stock into a smaller number of shares of Common Stock, or (iv) issues by reclassification of any shares of capital stock of the Company, then in each case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event, and the number of shares of Common Stock issuable upon exercise of this Purchase Warrant shall be proportionately adjusted such that the aggregate Exercise Price of this Purchase Warrant shall remain unchanged. Any adjustment made pursuant to this Section 6.1 shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination, or re-classification. For the purposes of clarification, neither the Exercise Price of this Purchase Warrant nor the number of shares of Common Stock issuable upon exercise of this Purchase Warrant will be adjusted in the event that the Company or any subsidiary thereof, as applicable, sells or grants any option to purchase, or sells or grants any right to reprice, or otherwise disposes of or issues (or announces any offer, sale, grant or any option to purchase or other disposition) any Common Stock or Common Stock Equivalents.

6.1.2. Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 6.1.1 above, if at any time the Company grants, issues or sells any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock of the Company (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Purchase Warrant (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

6.1.3. Pro Rata Distributions. During such time as this Purchase Warrant is outstanding, if the Company shall declare or make any dividend (other than cash dividends) or other distribution of its assets (or rights to acquire its assets) to holders of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of Common Stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Purchase Warrant, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock then acquirable upon complete exercise of this Purchase Warrant (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the participation in such Distribution (provided, however, to the extent that the Holder’s right to participate in any such Distribution would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any Common Stock as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

6.1.4. Fundamental Transaction. If, at any time while this Purchase Warrant is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) the Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock of the Company are permitted to sell, tender or exchange their shares of Common Stock for other securities, cash or property and has been accepted by the holders of more than 50% of the outstanding shares of Common Stock of the Company, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of Common Stock or any compulsory share exchange pursuant to which shares of Common Stock are effectively converted into or exchanged for other securities, cash or property, or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person or group of Persons whereby such other Person or group acquires more than 50% of the outstanding shares of Common Stock of the Company (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent exercise of this Purchase Warrant, the Holder shall have the right to receive, for each Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, at the option of the Holder (without regard to any limitation in Section 2.4 hereof on the exercise of this Purchase Warrant), the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable by holders of Common Stock as a result of such Fundamental Transaction for each Share for which this Purchase Warrant is exercisable immediately prior to such Fundamental Transaction (without regard to any limitation in Section 2.4 hereof on the exercise of this Purchase Warrant). For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one Share in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock of the Company are given any choice as to the securities, cash, or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Purchase Warrant following such Fundamental Transaction. The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Purchase Warrant in accordance with the provisions of this Section 6.1.4 prior to such Fundamental Transaction, and shall, at the option of the Holder, deliver to the Holder in exchange for this Purchase Warrant a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Purchase Warrant which is exercisable for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon exercise of this Purchase Warrant (without regard to any limitations on the exercise of this Purchase Warrant) prior to such Fundamental Transaction, and with an exercise price which applies the exercise price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of this Purchase Warrant immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Purchase Warrant referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Purchase Warrant with the same effect as if such Successor Entity had been named as the Company herein.

6.1.5. Calculations. All calculations under this Section 6.1 shall be made to the nearest cent or the nearest l/100th of a share, as the case may be. For purposes of this Section 6.1, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) issued and outstanding.

6.1.6. Notice to Holder.

(i) Adjustment to Exercise Price. Whenever the Exercise Price is adjusted pursuant to any provision of this Section 6.1, the Company shall promptly deliver to the Holder (in accordance with Section 8.3 hereof) a notice setting forth the Exercise Price after such adjustment and any resulting adjustment to the number of shares of Common Stock and the method of calculating such adjustments to the Exercise Price and the number of shares of Common Stock and setting forth a brief statement of the facts requiring such adjustment.

(ii) Notice to Allow Exercise by Holder. If (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Company shall authorize the granting to all holders of Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property, or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be delivered a notice to the Holder (in accordance with Section 8.3 hereof), at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined, and (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of record of the Common Stock shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided that the failure to provide such notice or any defect therein shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Company or any of its subsidiaries, the Company shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K. The Holder shall remain entitled to exercise this Purchase Warrant during the period commencing on the date of such notice to the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

6.1.7. Changes in Form of Purchase Warrant. This form of Purchase Warrant need not be changed because of any change pursuant to this Section 6.1, and Purchase Warrants issued after such change may state the same Exercise Price and the same number of shares of Common Stock as are stated in the Purchase Warrants initially issued pursuant to this Agreement. The acceptance by any Holder of the issuance of new Purchase Warrants reflecting a required or permissive change shall not be deemed to waive any rights to an adjustment occurring after the Commencement Date or the computation thereof.

6.2. Substitute Purchase Warrant. In case of any consolidation of the Company with, or share reconstruction or amalgamation of the Company with or into, another corporation (other than a consolidation or share reconstruction or amalgamation which does not result in any reclassification or change of the outstanding shares of Common Stock), the corporation formed by such consolidation or share reconstruction or amalgamation shall execute and deliver to the Holder a supplemental Purchase Warrant providing that the holder of each Purchase Warrant then outstanding or to be outstanding shall have the right thereafter (until the stated expiration of such Purchase Warrant) to receive, upon exercise of such Purchase Warrant, the kind and amount of shares of stock and other securities and property receivable upon such consolidation or share reconstruction or amalgamation, by a holder of the number of shares of Common Stock for which such Purchase Warrant might have been exercised immediately prior to such consolidation, share reconstruction or amalgamation, sale or transfer. Such supplemental Purchase Warrant shall provide for adjustments which shall be identical to the adjustments provided for in this Section 6. The above provision of this Section shall similarly apply to successive consolidations or share reconstructions or amalgamations.

6.3. Rules.

6.3.1. Any adjustment made pursuant to this Section 6 shall be made successively whenever an event referred to therein shall occur.

6.3.2. No adjustment in the Exercise Price is required to be made unless such adjustment would result in a change of at least 1% in the prevailing Exercise Price and no adjustment in the Exercise Price is required unless such adjustment would result in a change of at least 1/100 of a share; provided, however, that any adjustments which, except for the provisions of this Section 6, would otherwise have been required to be made, will be carried forward and taken into account in any subsequent adjustments.

6.3.3. No adjustment in the Exercise Price will be made in respect of any event described in Section 6.1 hereof, other than the events referred to in Section 6.1.4 hereof, if the Holder is entitled to participate in such event on the same terms, mutatis mutandis, as if the Holder had exercised this Purchase Warrant prior to or on the effective date or record date of such event.

6.3.4. If at any time period from the date of issue of this Purchase Warrant and ending at the Expiration Date the Company shall take any action affecting the Common Stock, other than an action described in Section 6.1 hereof, which in the opinion of the board of directors of the Company (the “Board of Directors”) would have a material adverse effect upon the rights of the Holder, either or both the Exercise Price and the number of shares of Common Stock purchasable upon exercise of this Purchase Warrant shall be adjusted in such manner and at such time by action by the Board of Directors, in their sole discretion, as may be equitable in the circumstances. Failure of the taking of action by the Board of Directors so as to provide for an adjustment prior to the effective date of any action by the Company affecting the Common Stock shall be deemed to be conclusive evidence that the directors have determined that it is equitable to make no adjustment in the circumstances.

6.3.5. If a dispute shall at any time arise with respect to adjustments of the Exercise Price or the number of shares of Common Stock purchasable upon the exercise of this Purchase Warrant, such disputes shall be conclusively determined by the auditors of the Company or if they are unable or unwilling to act, by such other firm of certified public accountants as may be selected by the Board of Directors and any such determination shall be conclusive evidence of the correctness of any adjustment made pursuant to Section 6.1 hereof and shall be binding upon the Company and the Holder. The Company will provide such auditors or chartered accountants with access to all necessary records of the Company.

6.3.6. If the Company sets a record date to determine the holders of Common Stock for the purpose of entitling them to receive any dividend or distribution or sets a record date to take any other action and, thereafter and before the distribution to such stockholders of any such dividend or distribution or the taking of any other action, decides not to implement its plan to pay or deliver such dividend or distribution or take such other action, then no adjustment in the Exercise Price will be required by reason of the setting of such record date. In the absence of a resolution of the Board of Directors fixing a record date for any event which would require any adjustment to this Purchase Warrant, the Company will be deemed to have fixed as the record date therefor the date on which the event is effected.

6.3.7. As a condition precedent to the taking of any action which would require any adjustment to the shares of Common Stock issuable under this Purchase Warrant, including the Exercise Price, the Company shall take any corporate action which may be necessary in order that the Company or any successor to the Company or successor to the undertaking or assets of the Company have unissued and reserved in its authorized capital and may validly and legally issue as fully paid and non-assessable all the shares or other securities which the Holder is entitled to receive on the full exercise thereof in accordance with the provisions hereof.

7. Reservation and Listing. The Company shall at all times reserve and keep available out of its authorized shares of Common Stock, solely for the purpose of issuance upon exercise of the Purchase Warrants, such number of shares of Common Stock or other securities, properties or rights as shall be issuable upon the exercise thereof. The Company covenants and agrees that, upon exercise of the Purchase Warrants and payment of the Exercise Price therefor, in accordance with the terms hereby, all shares of Common Stock and other securities issuable upon such exercise shall be duly and validly issued, fully paid and nonassessable, free and clear of any pledge, lien, encumbrance, security interest or other claim, including any statutory or contractual preemptive rights, resale rights, rights of first refusal or other similar rights. As long as the Purchase Warrants shall be outstanding, the Company shall use its commercially reasonable efforts to cause all shares of Common Stock issuable upon exercise of the Purchase Warrants to be listed (subject to official notice of issuance) on the national securities exchange (or, if applicable, on the OTC Bulletin Board or any successor trading market) on which the shares of Common Stock issued to the public in the Offering may then be listed and/or quoted. The Company hereby represents and warrants that this Purchase Warrant is a valid, legal and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

8. Certain Notice Requirements.

8.1. Holder’s Right to Receive Notice. Nothing herein shall be construed as conferring upon the Holders the right to vote or consent or to receive notice as a stockholder for the election of directors or any other matter, or as having any rights whatsoever as a stockholder of the Company. If, however, at any time prior to the expiration of the Purchase Warrants and their exercise, any of the events described in Section 8.2 hereof shall occur, then, in one or more of said events, the Company shall give written notice of such event at least 15 days prior to the date fixed as a record date or the date of closing the transfer books for the determination of the stockholders entitled to such dividend, distribution, conversion or exchange of securities or subscription rights, or entitled to vote on such proposed dissolution, liquidation, winding up or sale. Such notice shall specify such record date or the date of the closing of the transfer books, as the case may be. Notwithstanding the foregoing, the Company shall deliver to each Holder a copy of each notice given to the other stockholders of the Company at the same time and in the same manner that such notice is given to the stockholders.

8.2. Events Requiring Notice. The Company shall be required to give the notice described in this Section 8 upon one or more of the following events: (i) if the Company shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or distribution payable otherwise than in cash, or a cash dividend or distribution payable otherwise than out of retained earnings, as indicated by the accounting treatment of such dividend or distribution on the books of the Company; (ii) the Company shall offer to all the holders of its Common Stock any additional shares of capital stock of the Company or securities convertible into or exchangeable for shares of capital stock of the Company, or any option, right or warrant to subscribe therefor; or (iii) a dissolution, liquidation or winding up of the Company (other than in connection with a consolidation or share reconstruction or amalgamation) or a sale of all or substantially all of its property, assets and business shall be proposed.

8.3. Transmittal of Notices. All notices, requests, consents and other communications under this Purchase Warrant shall be (i) in writing, (ii) deemed to have been duly made, (A) if hand delivered or mailed by express mail or private courier service, on the date of delivery, and (B) if sent by electronic mail, on the day it was sent if during regular business hours, and, if sent outside of regular business hours, on the following business day, and (iii) made: (a) if to the registered Holder of the Purchase Warrant, to the following address or to the address of such Holder as shown on the books of the Company, or (b) if to the Company, to the following address or to such other address as the Company may designate by notice to the Holders:

If to the Holder:

Cantor Fitzgerald & Co.
110 East 59th Street
New York, NY 10022
Email: notices-IBD@cantor.com; legal-IBD@cantor.com
Facsimile: (212) 829-4708
Attention: General Counsel

with a copy (which shall not constitute notice) to:

Thompson Coburn LLP

55 East Monroe Street, Suite 3700

Chicago, Illinois 60603

Tel: +1 312.346.7500

Attention:  David J. Kaufman

Email: djkaufman@thompsoncoburn.com

If to the Company:

The Elmet Group Co.

2 Portland Fish Pier

Suite 214

Portland, ME 04101

Attn: General Counsel

Email: cchandler@theelmetgroup.com

with a copy (which shall not constitute notice) to:

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas

New York, NY 10105

Attn: Adam Berkaw, Esq.

Email: aberkaw@egsllp.com

9. General.

9.1. Amendments. The Company and the Representative (as defined in the Underwriting Agreement) may from time to time supplement or amend the Broker’s Warrants (including this Purchase Warrant) without the approval of any of the Holders in order to cure any ambiguity, to correct or supplement any provision contained herein or therein that may be defective or inconsistent with any other provisions herein, or to make any other provisions in regard to matters or questions arising hereunder or thereunder that the Company and the Representative may deem necessary or desirable and that the Company and the Representative deem shall not adversely affect the interest of the Holders. All other modifications or amendments shall require the written consent of and be signed by the party against whom enforcement of the modification or amendment is sought.

9.2. Headings. The headings contained herein are for the sole purpose of convenience of reference and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Purchase Warrant.

9.3. Entire Agreement. This Purchase Warrant (together with the other agreements and documents being delivered pursuant to or in connection with this Purchase Warrant) constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings of the parties, oral and written, with respect to the subject matter hereof.

9.4. Binding Effect. This Purchase Warrant shall inure solely to the benefit of and shall be binding upon, the Holder and the Company and their permitted assignees, respective successors, legal representative and assigns, and no other person shall have or be construed to have any legal or equitable right, remedy or claim under or in respect of or by virtue of this Purchase Warrant or any provisions herein contained.

9.5. Governing Law; Submission to Jurisdiction; Trial by Jury. This Purchase Warrant shall be governed by and construed and enforced in accordance with the law of the State of New York. The Company hereby agrees that any action, proceeding or claim against it arising out of, or relating in any way to this Purchase Warrant shall be brought and enforced in the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Any process or summons to be served upon the Company must be effected by personal service upon the Company in accordance with applicable law. Service by mail, including registered or certified mail, return receipt requested, shall not constitute valid service. Personal service effected in compliance with this provision shall be legal and binding upon the Company in any action, proceeding, or claim. The Company and the Holder agree that the prevailing party(ies) in any such action shall be entitled to recover from the other party(ies) all of its reasonable attorneys’ fees and expenses relating to such action or proceeding and/or incurred in connection with the preparation therefor. The Company (on its behalf and, to the extent permitted by applicable law, on behalf of its stockholders and affiliates) and the Holder hereby irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

9.6. Waiver, etc. The failure of the Company or the Holder to at any time enforce any of the provisions of this Purchase Warrant shall not be deemed or construed to be a waiver of any such provision, nor to in any way affect the validity of this Purchase Warrant or any provision hereof or the right of the Company or any Holder to thereafter enforce each and every provision of this Purchase Warrant. No waiver of any breach, non-compliance or non-fulfillment of any of the provisions of this Purchase Warrant shall be effective unless set forth in a written instrument executed by the party or parties against whom or which enforcement of such waiver is sought; and no waiver of any such breach, non-compliance or non-fulfillment shall be construed or deemed to be a waiver of any other or subsequent breach, non-compliance or non-fulfillment.

9.7. Execution in Counterparts. This Purchase Warrant may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement and shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto. Such counterparts may be delivered by facsimile transmission or other electronic transmission.

9.8. Exchange Agreement. As a condition of the Holder’s receipt and acceptance of this Purchase Warrant, the Holder agrees that, at any time prior to the complete exercise of this Purchase Warrant by Holder, if the Company and the Representative enter into an agreement (“Exchange Agreement”) pursuant to which they agree that all outstanding Broker’s Warrants will be exchanged for securities or cash or a combination of both, then the Holder shall agree to such exchange and become a party to the Exchange Agreement.

9.9. Time. Time shall be of the essence of this Purchase Warrant.

9.10. Language. The parties hereto acknowledge and confirm that they have requested that this Purchase Warrant as well as all notices and other documents contemplated hereby be drawn up in the English language.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Purchase Warrant to be signed by its duly authorized officer as of the ____ day of _______, 2026.

Very truly yours,

THE ELMET GROUP CO.

By:
Name:
Title:

SCHEDULE “A”

EXERCISE FORM

Date: __________, 20___

☐	The undersigned hereby elects irrevocably to exercise that certain Common Stock Purchase Warrant, dated as of [ ], 2026 (the “Purchase Warrant”) for [●] shares of common stock, par value $0.001 per share (the “Common Stock”), of The Elmet Group Co., a Delaware corporation (the “Company”), and hereby makes payment of $[●] (at the price of $[●] per share of Common Stock) in payment of the Exercise Price pursuant thereto. Please issue (i) the shares of Common Stock as to which the Purchase Warrant is exercised in accordance with the instructions given below, and (ii) if applicable, a new Purchase Warrant representing the number of shares of Common Stock for which this Purchase Warrant has not been exercised.

Or, in the case of a cashless exercise:

☐	The undersigned hereby elects irrevocably to convert its right to purchase [●] shares of Common Stock under the Purchase Warrant for [●] shares of Common Stock, as determined in accordance with the Section 2.2 of the Purchase Warrant.

The undersigned agrees and acknowledges that the calculation set forth above is subject to confirmation by the Company and any disagreement with respect to the calculation shall be resolved by the Company in its sole discretion.

Please issue the shares of Common Stock as to which this Purchase Warrant is exercised in accordance with the instructions given below and, if applicable, a new Purchase Warrant representing the number of shares of Common Stock for which this Purchase Warrant has not been converted.

Signature

INSTRUCTIONS FOR REGISTRATION OF SECURITIES

Name:
(Print in Block Letters)

Address:

[Form to be used to exercise Purchase Warrant]

SCHEDULE “B”

ASSIGNMENT FORM

(To be executed by the registered Holder to effect a transfer of the within Purchase Warrant):

FOR VALUE RECEIVED, __________________ does hereby sell, assign and transfer unto _______________ the right to purchase [●] shares of common stock, par value $0.001 per share, of The Elmet Group Co., a Delaware corporation (the “Company”), evidenced by the Purchase Warrant, dated as of [  ], 2026, and does hereby authorize the Company to transfer such right on the books of the Company.

Dated: __________, 20___

Signature

[Form to be used to assign Purchase Warrant]